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                                                                     EXHIBIT 5

                                                            File No.: 51241.14

                                October 30, 1998

Earthlink Network, Inc.
3100 New Park Drive
Suite 210
Pasadena, California  91107

     Re:  Earthlink Network, Inc. Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have served as counsel for Earthlink Network, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of 1,000,000 shares (the "Shares") of the Company's authorized common stock, $.01 par value per share, under certain stock options and warrants granted to certain employees and directors of the Company (the "Options").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Shares subject to the Options, as appropriate, as we have deemed necessary and advisable.

     Based upon the foregoing and having regard for such legal consideration as we deem relevant, it is our opinion that the Shares will be, when issued in accordance with the terms of the Options, legally issued, fully paid and non-assessable.

     We do hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Hunton & Williams
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                                        Hunton & Williams